EXHIBIT 5	LEGAL OPINION AND CONSENT TO USE

Barbara L. Sager, Co., L.P.A.

120 West Second Street, Suite 1111

Dayton, Ohio 45402

(937) 443-0295

October 7, 2005

Advant-e Corporation

2680 Indian Ripple Road

Dayton, Ohio 45440

Re:	Opinion and Consent of Counsel with respect to Registration Statement on Form SB-2 on behalf of Advant-e Corporation

I have acted as special counsel for Advant-e Corporation (the “Company”) in connection with the proposed public offering of 551,863 shares of the Company’s common stock, $.001 par value per share (the “Shares”), pursuant to the filing of a Registration Statement on Form SB-2 with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended.

In such connection, I am familiar with the Registration Statement, and I have examined the Company’s Certificate of Incorporation, as amended to date, the Bylaws of the Company, as amended to date, and minutes and resolutions of the Company’s Board of Directors and shareholders, including those relating to the issuance of the Shares. I have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law, as I have deemed necessary or appropriate for the purpose of this opinion.

Based upon the foregoing, I am of the opinion that the Shares to be sold by the selling security holders, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

I hereby consent to be named by the Company in the Registration Statement and prospectus included therein. I also consent to the Company filing this legal opinion as an exhibit to the Registration Statement.

Very truly yours,

BARBARA L. SAGER, CO., L.P.A.

By:	/s/ Barbara L. Sager, President
Barbara L. Sager, President